                                                                    EXHIBIT 12.1

                          U.S. OFFICE PRODUCTS COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

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
                                                          FISCAL YEAR ENDED                              NINE MONTHS ENDED
                                 -------------------------------------------------------------------  ------------------------
                                                                                          PRO FORMA
                                 APRIL 30,  APRIL 30,  APRIL 30,  APRIL 30,  APRIL 26,    APRIL 26,   JANUARY 25,  JANUARY 24,
                                   1993       1994       1995       1996        1997        1997         1997         1998
                                 ---------  ---------  ---------  ---------  ----------  -----------  -----------  -----------
Income from continuing
  operations before provision
  for income taxes and
  extraordinary items..........  $  10,326  $  12,415  $  18,292  $  25,131  $   59,877   $  24,641    $  43,631    $  69,771

Fixed charges:
  Interest expense and
    amortization of debt issue
    costs......................      6,015      6,067      8,319     20,123      45,901     103,996       35,450       34,247
  Rentals......................      3,083      3,317      4,196      6,341      13,394      17,695        9,489       12,224
                                 ---------  ---------  ---------  ---------  ----------  -----------  -----------  -----------
Total fixed charges............      9,098      9,384     12,515     26,464      59,295     121,691       44,939       46,471
                                 ---------  ---------  ---------  ---------  ----------  -----------  -----------  -----------
Income from continuing
  operation before provision
  for income taxes,
  extraordinary items and fixed
  charges......................  $  19,424  $  21,799  $  30,807  $  51,595  $  119,172   $ 146,332    $  88,570    $ 116,242
                                 ---------  ---------  ---------  ---------  ----------  -----------  -----------  -----------
                                 ---------  ---------  ---------  ---------  ----------  -----------  -----------  -----------
Ratio of earnings to fixed
  charges......................       2.1x       2.3x       2.5x       1.9x        2.0x        1.2x         2.0x         2.5x
                                 ---------  ---------  ---------  ---------  ----------  -----------  -----------  -----------
                                 ---------  ---------  ---------  ---------  ----------  -----------  -----------  -----------


                                  PRO FORMA    PRO FORMA
                                 JANUARY 26,  JANUARY 24,
                                    1997         1998
                                 -----------  -----------
Income from continuing
  operations before provision
  for income taxes and
  extraordinary items..........   $  19,244    $  32,159
Fixed charges:
  Interest expense and
    amortization of debt issue
    costs......................      77,997       77,997
  Rentals......................      13,223       13,114
                                 -----------  -----------
Total fixed charges............      91,220       91,111
                                 -----------  -----------
Income from continuing
  operation before provision
  for income taxes,
  extraordinary items and fixed
  charges......................   $ 110,464    $ 123,270
                                 -----------  -----------
                                 -----------  -----------
Ratio of earnings to fixed
  charges......................        1.2x         1.4x
                                 -----------  -----------
                                 -----------  -----------
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